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EXHIBIT 21.1

Subsidiaries of Body Central Acquisition Corp.

Name of Subsidiary	State of Organization	Ownership Percentage
Body Shop of America, Inc.	Florida	100%
Catalog Ventures, Inc.	Florida	100%

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  EXHIBIT 21.1
Subsidiaries of Body Central Acquisition Corp.